Exhibit 99.1

CANTON STRATEGIC HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

Introduction

On July 17, 2026, Canton Strategic Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Gravitas Collective Corp., a Delaware corporation (“Buyer”), pursuant to which the Company agreed to sell, and Buyer agreed to purchase, all of the issued and outstanding membership interests (the “Purchased Securities”) of Gravitas Life Sciences, LLC (“Gravitas”), a wholly owned subsidiary of the Company (the “Transaction”). In connection with the Transaction, Gravitas was converted from a Delaware corporation into a Delaware limited liability company on July 16, 2026. Gravitas operates clinical-stage biotech research and development that develops therapeutic candidates for immunology and inflammation conditions.

As consideration for the Purchased Securities, Buyer and Gravitas issued to the Company an unsecured promissory note in the original principal amount of $3,500,000 (the “Gravitas Note”) and agreed to pay to the Company certain development milestone payments in the event such payments become due and payable. The Gravitas Note bears interest at a rate of 15% per annum, payable in kind and compounding semi-annually, with accrued interest added to the outstanding principal balance. The Gravitas Note contains mandatory prepayment and optional prepayment mechanisms, and a maturity date of July 17, 2029. Concurrently with the execution of the Purchase Agreement, the Company also entered into release agreements with certain individuals in connection with the Transaction. Certain assets of Gravitas relating to bispecific antibodies development were retained by the Company through its subsidiary Tharimmune SPV1, pursuant to a Bill of Sale, Assignment and Assumption Agreement entered into in connection with the Transaction (the “Bill of Sale”).

The following unaudited pro forma financial information (the “Unaudited Pro Forma Condensed Financial Information”) is based on and should be read in conjunction with:

●	The historical audited consolidated financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission (“SEC”) on March 31, 2026;
●	The historical unaudited condensed consolidated interim financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its quarterly report on Form 10-Q for the three months ended March 31, 2026, as filed with the SEC on May 13, 2026.

The Unaudited Pro Forma Condensed Financial Information has been prepared to reflect adjustments to the Company’s historical consolidated financial information that are (i) directly attributable to the Transaction and (ii) factually supportable.

The Unaudited Pro Forma Condensed Financial Information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that actually would have been achieved if the Transaction had occurred on the dates indicated or that may be achieved in future periods. It also does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to eliminating the companies or the impact of any non-recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

CANTON STRATEGIC HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2026 As Reported	GLS Divestiture	March 31, 2026 Pro Forma

ASSETS

Current assets
Cash and cash equivalents	$41,532,140	$(1,530,857)	$40,001,283
Prepaid expenses and other current assets	1,553,110	(100,665)	1,452,445

Total current assets	43,085,250	(1,631,522)	41,453,728

Non current assets
Digital assets	541,569,363	-0-	541,569,363
Note receivable	-0-	3,500,000	3,500,000

Total non current assets	541,569,363	3,500,000	545,069,363

Total assets	$584,654,613	$1,868,478	$586,523,091

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$402,311	$(86,577)	$315,734
Accrued expenses	739,033	(269,243)	469,790

Total current liabilities	1,141,344	(355,820)	785,524

Other liabilities
Deferred tax liability	113,713,951	-0-	113,713,951

Total liabilities	114,855,295	(355,820)	114,499,475

Total stockholders’ equity	469,799,318	2,224,298	472,023,616

Total liabilities and stockholders’ equity	$584,654,613	$1,868,478	$586,523,091

CANTON STRATEGIC HOLDINGS, INC.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

	For the Three Months Ended March 31,			For the Twelve Months Ended December 31, 2025
	As Reported	GLS Divestiture	Pro Forma	As Reported	GLS Divestiture	Pro Forma

Operating expenses
Research and development	$267,823	$(267,823)	$-0-	$3,073,964	$(2,722,154)	$351,810
General and administrative	36,600,488	(1,379,307)	35,221,181	17,032,102	(6,832,443)	10,199,659

Total operating expenses	36,868,311	(1,647,130)	35,221,181	20,106,066	(9,554,597)	10,551,469

Operating loss	(36,868,311)	1,647,130	(35,221,181)	(20,106,066)	9,554,597	(10,551,469)

Other income (expense)
Interest expense	-0-	-0-	-0-	(28,345)	-0-	(28,345)
Interest income	318,178	151,676	469,854	41,410	544,688	586,098
Unrealized loss from digital assets holdings	(15,013,304)	-0-	(15,013,304)	(22,010,362)	-0-	(22,010,362)

Total other income (expense), net	(14,695,126)	151,676	(14,543,450)	(21,997,297)	544,688	(21,452,609)

Total loss before income taxes	(51,563,437)	1,798,806	(49,764,631)	(42,103,363)	10,099,285	(32,004,078)

Provision for income taxes	(4,220,240)	-0-	(4,220,240)	(6,187,113)	-0-	(6,187,113)
Income (loss) before income taxes

Net loss	$(47,343,197)	$1,798,806	$(45,544,391)	$(35,916,250)	$10,099,285	$(25,816,965)

Net loss per share:
Basic and diluted	$(0.23)	$0.01	$(0.22)	$(1.12)	$0.32	$(0.81)

Weighted average number of common shares outstanding:
Basic and diluted	207,705,905	207,705,905	207,705,905	32,049,310	32,049,310	32,049,310

CANTON STRATEGIC HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

Note 1.- Basis of Presentation

The pro forma consolidated condensed balance sheet and statements of operations have been derived from the historical consolidated condensed balance sheet and statements of operations of Canton Strategic Holdings, Inc. (the “Company”) as adjusted to give effect to the sale of Gravitas Life Sciences LLC (“Gravitas”). The pro forma consolidated condensed balance sheet gives effect to the sale as if it occurred on March 31, 2026, the most recently published fiscal quarter end. The pro forma consolidated condensed statements of operations for the three months ended March 31, 2026 and the year ended December 31, 2025 give effect to the sale as if it occurred on January 1, 2025.

Note 2.- Description of Transaction

On July 17, 2026 the Company entered into a securities purchase agreement with Gravitas Collective Corp. (the “Buyer”) for the sale of 100% of the membership interests in Gravitas, a wholly owned subsidiary of the Company (the “Transaction”). The Transaction closed on July 17, 2026. In consideration for the Transaction, Buyer and Gravitas issued to the Company an unsecured promissory note in the original principal amount of $3,500,000 and agreed to pay to the Company certain development milestone payments in the event such payments become due and payable. The contingent consideration has not been recognized in the pro forma balance sheet.